Exhibit 4.5

(Unofficial English translation from Hebrew original)

Allocation Agreement

Drawn up and signed in Tel Aviv on February [____]2011

Between:	Mazor Robotics, Ltd. Company No. 51-300904-3 7 Haeshel St., Industrial Area, Caesaria (hereinafter: The Company)

Of the First Part

And Between:	[_________] (hereinafter, together and separately: The Investor)

Of the Second Part

WHEREAS:	The Company is a public company registered in Israel, and its shares are traded on the Tel Aviv Stock Exchange (hereinafter: the Exchange).

AND WHEREAS:
the Investor is included in the detailed list of investors in the First Amendment of the Securities Law, 5728-1968, (hereinafter: Securities Law) and is interested in acquiring the Company's shares via a private allocation of shares and (non-negotiable) options in the Company;

AND WHEREAS:	the Company is interested in allocating shares for the Investor, all as detailed in this Agreement below:

THEREFORE THE PARTIES AGREE, DECLARE AND
STIPULATE AS FOLLOWS:

1.	Preamble and Interpretation

1.1.	The Preamble to this Agreement shall constitute an integral part thereof and shall be read together with the other sections.

1.2	The headings in this Amendment are intended for purposes of convenience only and shall not be used for the interpretation of the provisions hereof.
1.3	No change, addition or deletion from this Agreement shall have any validity after it is signed, unless all the Parties agree to such change, addition or deletion, in writing.
1.4
No stipulation of the conditions and the overall stipulations in this Agreement derogate from any other condition or stipulation of this Agreement that shall be added, unless otherwise stipulated in this Agreement.

1.5
A stipulation and/or expression in the singular shall also include the plural, and vice versa. A stipulation and/or expression in the feminine shall also include the masculine, and vice versa; and reference to a person shall also include a corporation and vice versa.

1.6           Any Appendix to this Agreement shall constitute an integral part thereof.

2.	Company Statement
The Company hereby declares, certifies and undertakes that as of the date that this Agreement is signed, and as of the date of Closing, as follows:
2.1	The Company is a limited public company registered in Israel, with shares registered and traded on the Exchange.
2.2
The Company's Articles of Association published by the Company in the "Magna" [electronic data] System are correct, up-to-date and precise, and identical to the Company's valid and obligating Articles of Association, as of the date that this Agreement is signed, and that no decision by the Company's Shareholders General Meeting has been made that changes or amends the Company's Articles of Association.

2.3
The Company is registered pursuant to the law and is authorized to manage its business as it is managed today, and as is expected to be managed in the future, to sign this Agreement and implement all of the activities required of it.

2.4
As of the date that this Agreement is signed by the Company, it has all of the essential licenses and permits required by law to manage the essence of its business, and the Company is not in material violation of their material stipulations, and the Company does not know of any material obstacle to renewing or extending (if necessary) the aforementioned licenses and/or does not have any reason to make any changes in them that could materially, negatively affect the Company's activities, as they are on the date that this Agreement is signed.

2.5
Signature on this Agreement does not constitute breach of the Company's Articles of Incorporation, does not entail any deviation from the Company's Articles of Incorporation, and does not breach any legal stipulations or agreement or agreed-upon authorization.

2.6
There is nothing in the signature on this Agreement that is in breach and/or can cause breach in any way whatsoever of any agreement whatsoever of the Company and/or of any of its obligations and undertakings, of any type whatsoever, that the Company undertook with third parties.

2.7
The Company is registered pursuant to the stipulations of the Companies Law 5759-1999 (hereinafter: Companies Law). Registration of the Company is completely valid on the date that this Agreement is signed, and on the completion date, and to the best of its knowledge, no reason exists to remove the Company from the registration listed with the Companies Registrar. Nor has the Company received any notification from the Companies Registrar or any other agreed-upon authority, as of the date that this Agreement is signed, that the Company is to be removed from the registration. As of the date that this Agreement is signed, no dismantling of the Company is taking place, nor has such dismantling occurred in the past, nor have any receivership processes against the Company been taken, and/or appointments made (temporary or permanent) to dismantle it. No notification has been received of any intention to take such steps as aforementioned, and to the best of its knowledge, no reason exists or is expected, to open dismantling processes against the Company.

2.8
As of the day that this Agreement is signed, the Company's registered share capital is composed of fifty million (50,000,000) ordinary shares, each of 0.01 New Israeli Shekel [NIS] nominal value (hereinafter: Ordinary Shares).

2.9
As of the day that this Agreement is signed, (and before any allocation is made by force of this Agreement) the Company's issued share capital and is composed of [______] Ordinary Shares, each of 0.01 NIS nominal value. The Company's listing with the Companies Registrar is attached as Appendix 2.9 to this Agreement.

All of the Company's issued and redeemed Ordinary Shares in the share capital are equal in status and rights, including everything related to voting rights, the right to share in the Company's profits, and the right to share in the division of the Company's assets in the case of dismantling it.

All of the Company's issued Ordinary Shares in the share capital were allocated pursuant to the law and redeemed in their entirety, and the Company has no rights of lien regarding the shares.
2.10
Since the Financial Statements of September 30, 2010, and up until the date that this Agreement was signed and the completion date, except for the Company's intention to sign a similar agreement with [_____] (hereinafter[_____]), pursuant to which the Company shall allocate to [_____][_____]Ordinary Shares, at a nominal value of 0.01 New Israeli Shekels each of the Company's shares, and [_____] non-negotiable options on the Company's Ordinary Shares, and except for the Company's undertaking to allocate a total of [_____] options on the Company's Ordinary Shares to its employees and consultants, the Company has not carried out any transactions or undertaken any obligations that is not part of its regular business, that have not been listed in the Immediate Statements issued by the Company, and there were/was not any:

2.10.1	material changes in the Company's assets, undertakings, status or transactions from what was reflected in the Financial Statements;
2.10.2	any damage, destruction or loss that materially affects or is likely to worsen the Company's assets, undertakings, status or outcomes of its transactions or business;
2.10.3	any relinquishment by the Company of any rights of value or material debt that is owed to it;
2.10.4	any change or amendment to an agreement or material arrangement by which the Company or any of its assets or other property is bound, or to which they are subject;
2.10.5	any loans that the Company gave to its Directors, employees, office-holders or consultants;
2.10.6	transactions with stakeholders.

2.11
That the Company's annual and quarterly Financial Statements are correct and complete, and accurately reflect the Company's status, its assets and undertakings on the dates set forth therein, and the outcomes of the Company's activities for the periods of the Statements. That the Financial Statements were prepared pursuant to the stipulations of the International Financial Reporting Standards (IFRS), which were applied without changes regarding prior years, except for anything otherwise stated in the Financial Statements.

2.12
That, aside from blocking rules pertaining to the shares allocated pursuant to this Agreement (as stated in Section 11 below), as far as the matter applies to the Company, the shares allocated shall be free of any attachment, mortgage, confiscation, lien, debt and/or debts and/or rights by any third party whatsoever. Subject to that set forth in Section 11 below, and the stipulations of all law, the Investor shall be entitled to sell its rights in shares and/or to transfer them and or assign its rights in them.

2.13
That the Company does its accounting and bookkeeping as required by law; the Company submitted Statements as required by law to the Income Tax Authority, the National Insurance Institute [Social Security], the Value Added Tax Authority, Customs and Purchase Tax Authority, and paid the amounts due to each pursuant to those Statements, on the dates stipulated by law; and that the Company does not know of any investigations undertaken against it (by contrast to audits) by any of the aforementioned authorities.

2.14
That as of the date that this Agreement is signed, the Company is not a party to any legal proceedings or any type of legal [action] in a court of law or any other tribunal (including arbitration, mediation, or conciliation), the results of which can materially, negatively affect the Company, with the exception of those set forth in the attached Financial Statements; the Company has not received notification of any legal proceedings or any type of legal [action] as aforementioned against it, with the exception of those set forth in Statements issued in Magna; and that the Company does not know of the existence, as of the date that this Agreement is signed, of any criminal investigation against it in matters wherein the results can materially and negatively affect the Company, with the exception of those set forth in the attached Financial Statements.

2.15
That there is nothing in the allocation of shares that are allocated pursuant to this Agreement, in itself, that gives rights to any third party to legally cancel material contracts or agreements to which the Company is a party, in a way that would be significantly deleterious to the Company's status, or give it a legal reason to worsen conditions of contracts or agreements as aforesaid.

2.16
Thatthe information that is provided to its investors, if any, by the Company, together with the Statements that the Company provided to Magna, is provided to the signatory on this Agreement, and constitutes all of the material information related to the Company, and that no information was provided to investors that is considered or that can be considered as internal information, as set forth in the Securities Law.

3.	Investor Statement

The Investor hereby declares, certifies and undertakes that as of the date that this Agreement is signed, as follows:

3.1	The Investor's engagement in this Agreement does not entail any breach of the law or rights of any third parties.
3.2
No agreement exists between the Investor and any other offerees, as part of the private allocation, and/or between the Investor and other shareholders of the Company, concerning acquisition and/or sales of the Company's shares or voting rights in the Company.

3.3
The Investor knows that the offered shares allocated to him are allocated without any statement or presentation or compensation, i.e. as is, except for that set forth in this Agreement and in the Company's regular reports to the Exchange and to the Securities Registrar, and are free of any debt, confiscation, lien, attachment and/or right of any third party.

3.4
With the exception of the Company's public disclosures and that set forth in Section 2 above, the Company and/or anyone acting on its behalf, did not give to the Investor any presentation, promise or prediction concerning the Company and its transactions, and that the Investor, in making its decision to acquire shares, did not rely on any information or document that is not set forth in this Agreement or public disclosures.

3.5
The Investor states that it has the financial ability to make the investment pursuant to this Agreement, and has sufficient economic and business ability and financial experience, to evaluate the appropriateness of the investment to its needs, and to evaluate the inherent business risks of the investment.

3.6	The Investor states that it has considered the aspect of the taxes that shall be levied on the investment, and the Company did not make any presentation to it concerning such matters.
3.7
The Investor states that it is a corporation, legally incorporated pursuant to the laws of the State of Israel, and has the legal competence to engage in this Agreement and act pursuant to it, and that the competent organs of the Investor made the decisions required for engaging in this Agreement. In everything pertaining to the Investor, its engagement in this Agreement does not breach any law, agreement or obligating decree, and does not require any additional approval or agreement.

3.8
As of February 21, 2011, the Investor and/or the companies related to it, holds [_____]% of the Company's issued and redeemed shares, and [_____]% of the Company's bonds (Series A) that can be converted to the Company's shares, but is not a stakeholder in the Company (as the term is defined in the Securities Law) but will become a stakeholder as a result of the share allocation.

4.	The Transaction
4.1	Subject to receipt of all the certifications set forth in Section 6 below, the Company shall allocate to the Investor, on the completion date, the following shares for the following remuneration:
4.1.1
[_____] of the Company's Ordinary Shares, at a nominal value of 0.01 NIS each, immediately after the allocation of shares and options allocated pursuant to this Agreement, and immediately after the allocation to Leader, which constitutes [_____]% of the capital issued and redeemed by the Company, without any dilution and [_____]% of the shares issued by the Company with full dilution, (hereinafter, The Shares or The Allocated Shares), at a rate of 9.5 NIS per share.

4.1.2
[_____] non-negotiable options, which shall not be listed for trade, for acquisition of [_____] of the Company's Ordinary Shares at a nominal value of 0.01 NIS each, which can be redeemed for a period of five (5) years from the completion date, at the price of 14 NIS for each option. The wording of the Options Document is attached as Appendix 4.1.2 to this Agreement (hereinafter: The Options).

4.1.3
The Company shall allocate the shares and options allocated to the Investor's units, pursuant to the details set forth in Appendix 4.1.3 to this Agreement.

The Investor shall pay the Company the sum of [_____] shekels ([_____]) in cash for the allocation of Shares and Options, upon the completion date (hereinafter: the Remuneration).

4.2	The Shares and Options are allocated free of any attachment, mortgage,lien, confiscation, demand, suit, debt or other rights of any third party.

4.3
The Shares (including Shares which the Investor shall receive as a result of realizing the Options or a portion thereof) shall be of equal status and rights, including everything concerning voting, the right to share in the Company's profits and the right to share in the distribution of the Company's assets in the event that the Company is dismantled, equal to the other Ordinary Shares of the Company.

Without derogating from the stipulations set forth, the Shares, including Shares which the Investor shall receive as a result of realizing the Options or a portion thereof) shall bestow on their holders every right deriving and/or concerning ownership of the Company, and in general, among other things, the right to participate and vote in the Company's General Meetings, both regular and special or extraordinary; the right to share in the division of dividends, bonus shares, rights and similar, and rights to shares in the Company's assets upon its dismantling, all as set forth in the Company's Articles of Incorporation and subject to all law.

5.	Designation of the Remuneration

The Remuneration that shall be received pursuant to this Agreement shall be used by the Company for the Company's aims, at the discretion of the Company's Board of Directors.

6.	Conditions Precedent for Implementation of the Transaction

It is hereby agreed to by the Parties that the conditions precedent to this Agreement, are as set forth below, and that the Agreement shall enter into force subject to implementation of the conditions precedenthereinafter:

6.1	Receipt of the authorization by the Company's Directors'. The Company's Articles of Association are attached to this Agreement, as Appendix 6.1.
6.2	Approval by the Tel Aviv Stock Exchange to list the allocated shares, and the shares that derive from exercising the options, for trade.
(The conditions set forth in Sections 6.1 and 6.2, hereinafter, together and separately: the Conditions Precedent.)
The Conditions Precedent shall not enter into force until ten (10) days after the date that this Agreement is signed, and the date for implementing the Conditions Precedent shall be extended, without condition, for a period of ten (10) additional days (hereinafter: Extended Period). If the Conditions Precedent have not been received at the end of the Extended Period and the Parties have not agreed in writing to extend the Extended Period further, this Agreement shall be null and void, without any Party to this Agreement having remedy against the other Party, or any right whatsoever, from force of this Agreement, pursuant to the law.

7.	Completion of the Transaction
Within two business days from the date that the Company informed the Investor about the implementation of the Conditions Precedent, as they are defined in Section 6 above, (hereinafter: Completion Date), the Parties shall enter the Company's offices or any other place that they have agreed to, and shall take the following actions:

7.1	The Company shall give to the Investor a copy of the authorizations, pursuant to Section 6 above.
7.2
The Company shall state, in an Immediate Statement, on the required forms, that the share allocation has been allocated to the Investor and the Company shall issue an Allocation Statement to its stakeholders, including to the Investor.

7.3
The Company shall allocate the shares to the Investor by depositing the Share Certificates in the Company's name for recording with the Bank Leumi Recording Company of Israel, Ltd. (hereinafter: the Recording Company), on the basis of the allocated shares, along with all attendant documents required by the Recording Company and the Exchange's clearinghouse, along with written instructions to deposit the allocated shares in the bank accounts in the name of the Investor's units  pursuant to the details set forth in Appendix 4.1.3 and transfer to the Investor the Letter of Options for the allocated Options, in the wording set forth in Appendix 4.1.2.

7.4
In return for the Company's actions as set forth in Sections 7.2 and 7.3 above, and implementation of all the Company's undertakings pursuant to Sections 7.2 and 7.3 above, on the Completion Date, the Investor shall deposit the Remuneration in the Company's bank, the account number of which is[_____], in bank Leumi Le-Israel, Ltd. (hereinafter: the Account). Deposit of the monies in the Account by the Investor shall be considered as payment by the Investor pursuant to this Agreement and complete fulfillment of its undertakings pursuant to it.

7.5	The Parties shall implement all other actions that shall be necessary in order to complete the transaction.
7.6	Receipt of a notice from the lawyer that all authorizations and licenses required pursuant to all law, in order to implement the allocation and register the shares for trade on the Stock Exchange.
All of the actions that shall be implemented on the Completion Date shall be considered to have been carried out simultaneously. No individual action shall be considered complete, and no individual document shall be considered to have been transferred, until all of the actions on that date shall be completed and all of the documents transferred.

8.
The Investor's undertaking to complete the transaction and acquire the shares is subject to the stipulation that all of the Company's presentations in this Agreement shall be correct and precise on the Completion Date as if they had been issued on the Completion Date, and that the Company has implemented all of the undertakings that it undertook to implement pursuant to this Agreement on the Completion Date, and that until the Completion Date, no material change has occurred to worsen the Company's status or the transaction. (In order to remove all doubt, it is hereby clarified that changes in the rates of the Company's shares, at a rate not greater than 20% relative to the rate on the date on which this Agreement is signed, shall not be considered as a material change that worsens the Company's status.) It is hereby clarified that, in the event that the Investor does not transfer the remuneration to the Company and the Company does not allocate the shares and options and cancels this Agreement, pursuant to the circumstances as set forth in this Section, the Company shall not have any claims and/or demands on the Investor regarding cancellation of this Agreement.

The Company's undertakings to complete the transaction and acquire the shares are subject to the fact that all representations by the investor in this Agreement are correct and precise at the Completion Date, as if they had been given on the Completion Date. In the event that, until the Completion Date, a change shall take place in the value of the Company's securities, that constitutes a change of more than 20% relative to their value on the date that this Agreement was signed, the Company can cancel this Agreement, the Investor shall not transfer the remuneration to the Company, and the Company shall not allocate the shares and options to the Investor and other Parties, and there shall not be any claims by any Party on any other Party.

9.
The Company undertakes that, beginning on the date that this Agreement is signed and until the Completion Date, it shall not implement or announce any allocation of dividends and/or shall not allocate any bonus shares or any changes in the Company's structure.

10.	Taxes and Expenses
10.1
The Company shall pay all expenses associated with allocating the shares pursuant to this Agreement and their listing for trade with the Exchange, including requirements to report it to the Securities Authority and authorization from the Exchange for listing the shares for trade, and shall carry out all that is required of it to do so.

10.2	Each Party shall pay the consultants and taxes levied on it for implementing the allocation pursuant to this Agreement.

11.	Prohibition on Return Sale

The Investor undertakes to act pursuant to the stipulations of the Securities Law, as amended from time to time, in everything related to limitations on return sales of the shares that were allocated in the Company's private allocation. In order to remove all doubt, the Investor hereby states that the stipulations of Section 15 of the Securities Law,  and the stipulations of the Amendments to said law, (details pertaining to the matters addressed in Sections 15A and 15C of the Securities Law), 5760-2000, are known to it and it undertakes to act pursuant to them.

12.	General
12.1
The Parties undertake to act in good faith and in mutual cooperationin order to carry out the stipulations of this Agreement, and in general, to take any action, to sign any document, and to present any authorization required to appropriately implement the stipulations of this Agreement.

12.2
The Investor knows that the Company is a public Company and that its shares are traded on the Securities Exchange, and accordingly, the Investor undertakes that, in order to become a shareholder in the Company, starting with the allocation of the shares pursuant to this Agreement, it shall transfer to the Company all of the Statements required, and/or that shall be demanded of it, pursuant to any valid law, that is incumbent on it as a shareholder in a public company. This shall be done in a time sufficient for the Company to meet the obligations to report, as is incumbent on it pursuant to all law.

12.3	No change in this Agreement or any of its stipulations shall be valid unless the change is made in writing and signed by the two Parties to this Agreement.
12.4
Behavior on the part of any of the Parties shall not be considered as relinquishing its rights pursuant to this Agreement or pursuant to any law and/or relinquishment or agreement on its part to any breach and/or non-implementation of any condition whatsoever of this Agreement, unless said relinquishment, agreement, change, cancellation and/or addition is done in detail and in writing.

12.5	Each of the Parties undertakes to sign any document, make any decision and implement any action that shall be required in order to implement and apply the stipulations of this Agreement.
12.6
This Agreement exclusively includes and exhausts that agreed to and the relationship between the Parties in all matters discussed in this Agreement, and no relevance exists or shall exist, and there is no usage and/or reliance on any document, negotiations, statement, presentation, undertaking or agreement that was made or shall be made, between the Parties, written and/or verbal or in any other manner, upon signing this Agreement.

12.7
Agreement on the part of any of the Parties in a specific case of deviation from the condition(s) and/or stipulation(s) of this Agreement, shall not constitute a precedent and/or agreement to the aforesaid deviation in other cases and that case shall not be relied upon or have ramifications for other cases.

12.8
The laws of the State of Israel shall apply to this Agreement. The exclusive legal competence in everything related to this Agreement shall be that of the competent Court of the Central District, in a manner that shall reject the legal competence of any other court.

12.9
Except for that set forth in this Agreement, a Party to this Agreement shall not be entitled to cancel, transfer, endorse over or attach, in any way or manner, its rights or obligations pursuant to this Agreement, in whole or in part, without the prior written agreement of the other Party to this Agreement, except for selling the shares that are held by the Investor, which can be done with no limitation, subject to the stipulations of all law, and that set forth in Section 11 above.

13.	Notices
13.1
Notices that shall be sent to the Parties' addresses as detailed at the beginning of this Agreement, by registered mail, shall be deemed to have been received within 72 hours of the date of dispatch thereof. If a notice is sent by hand, as set forth, the notice shall be deemed to have been received on the date of dispatch thereof.

13.2
Each Party shall be entitled to change its address to another in Israel, for the requirements of this Agreement, upon written notice that shall be sent to the other Party at the address set forth above.

[Signature page follows]

IN WITNESS WHEREOF, the parties have affixed their signatures in the place and on the date set forth in the preface to this agreement.

Mazor Robotics, Ltd.
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The Investor
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